EXHIBIT 99.8

                           Consent of the Partners of
                         Prime Venture I Holdings, L.P.

        This Consent ("Consent") of the partners of Prime Venture I Holdings, L.P., a Delaware limited partnership (the "Partnership"), is entered into as of October 7, 1996 among Prime Venture I, Inc., a Delaware corporation ("PVI"), Prime II Management Group, Inc., a Texas corporation ("PIIMG," and together with PVI, the "General Partners"), and the undersigned Limited Partners of the Partnership.

        WHEREAS, the General Partners and the Limited Partners are parties to that certain Amended and Restated Agreement of Limited Partnership of Prime Venture I Holdings, L.P. dated as of June 29, 1989, as amended pursuant to that certain Letter Agreement dated July 28, 1989 and those certain Amendments No. 2, 3, and 4 to Amended and Restated Agreement of Limited Partnership of Prime Venture I Holdings, L.P. dated September 15, 1989, June 30, 1989 and October 17, 1991, respectively (as amended therein, the "Partnership Agreement"); and

        WHEREAS, Section 1.6 of the Partnership Agreement limits the purpose of the Partnership to investing in the cable television industry and investing in entities which engage in other activities that use non-cable television technologies to provide entertainment, data transmission, educational and other similar or related services that may or may not also be provided by cable television; and

        WHEREAS, the Partnership owns (i) an interest as a limited partner (the "LP Interest") in Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime Alaska"), (ii) five shares of Class B Common Stock (the "Class B Stock") of Alaska Cable, Inc., a Delaware corporation ("Alaska Cable"), and (iii) 600 shares of Class A, Series One Common Stock (the "Class A Stock," and together with the LP Interest and the Class B Stock, the "Prime Alaska Interests"); and Alaska Cable owns an approximately 51.11% interest as a limited partner of Prime Alaska; and

        WHEREAS, the Partnership has agreed, subject to obtaining the consents and approvals provided for herein, to sell all of the Prime Alaska Interests in exchange for (i) shares of voting Class A Common Stock ("GCI Class A Stock") of General Communication, Inc., an Alaska corporation ("GCI"), and (ii) $1.00 per share in cash for each such share of Class B Stock, pursuant to the terms of that certain Securities Purchase and Sale Agreement dated May 2, 1996 (the "GCI Purchase Agreement") entered into by and among the Partnership and the other direct and indirect owners of all of the other equity interests in Prime Alaska, as sellers, GCI, as buyer, and Prime II Management, L.P., all as generally described in that certain Proxy Statement/Prospectus of General Communication, Inc. dated October 4, 1996 (the "GCI Prospectus"), a true and complete copy of which has been delivered to each of the undersigned; and

        WHEREAS, the undersigned desire to enter into this Consent in order to approve of the execution, delivery and performance by the Partnership of the GCI Purchase Agreement and the sale by the Partnership of all of the Prime Alaska Interests in exchange for shares of GCI Class A Stock:

        NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the General Partners and the Limited Partners agree that (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement):

         1. Consent. The Limited Partners hereby (i) consent to the sale of all of the Prime Alaska Interests by the Partnership in exchange for shares of GCI Class A Stock, as generally described in the GCI Prospectus, and on such other terms as the General Partners in their reasonable discretion deem necessary


                                                         REGISTRATION STATEMENT
                                                                         II-646
or advisable, and (ii) approve of the Partnership's execution and delivery of, and the performance by the Partnership of its obligations under, the GCI Purchase Agreement and the other documents and agreements described therein, and to otherwise consummate the transactions contemplated thereby.

         2. No Other Consent or Amendment. Except for the consents and approvals set forth or referred to above, the text of the Partnership Agreement shall remain unchanged and in full force and effect.

         3. Effectiveness. This Consent shall become effective (the "Effective Time") upon receipt of signed counterparts hereof from Limited Partners who own at least sixty-six and two thirds percent (66 2/3%) in interest of the Limited Partners on the date hereof (based upon the relative percentage interests as set forth on Exhibit A attached hereto).

         4. Successors and Assigns. The undersigned, by its execution and delivery of this Consent, hereby agrees with the Partnership and the General Partners that it will (i) inform any successor or assignee to all or any portion of its interest in the Partnership of its execution and delivery of this Consent and (ii) as a condition precedent to any transfer of such interest, obligate such successor or assignee in writing to be bound by the action of the undersigned in executing and delivering this Consent.

         5. Receipt of GCI Prospectus. Each of the undersigned, by its execution and delivery of this Consent, hereby acknowledges its receipt of a copy of the GCI Prospectus.

         6. Counterparts. To facilitate execution, this Consent may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto or thereto be contained on any one counterpart hereof or thereof. Additionally, the parties hereto agree that for purposes of facilitating the execution of this Consent (i) the signature pages taken from separate individually executed counterparts of this Consent may be combined to form multiple fully executed counterparts and
(ii) a facsimile transmission shall be deemed to be an original signature. All executed counterparts of this Consent shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

         7. Law of Contract. This Consent and amendment shall be deemed to be made pursuant to the laws of the State of Delaware with respect to agreements made and to be performed wholly in the State of Delaware and shall be construed, interpreted, performed and enforced in accordance therewith.

        IN WITNESS WHEREOF, the parties hereby have caused their respective duly authorized officers or representatives to execute and deliver this Consent as of the day and year first above written, to be effective as of the Effective Time.

                                                GENERAL PARTNERS:

                                                Prime Venture I, Inc.


                                                By:
                                                Its:

                                                Prime II Management Group, Inc.


                                                By:
                                                Its:



                                                         REGISTRATION STATEMENT

                                                LIMITED PARTNER:


                                                [insert name of limited partner]

                                                By:
                                                Its:

                                                Number of Units Held:
                                                Date:              , 1996




                                                         REGISTRATION STATEMENT
                                                                         II-648